Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Contact:  Cathy Cooper
(206) 777-8246

Sunday, August 31, 2003
FOR IMMEDIATE RELEASE


Washington Federal and United Savings Complete Merger


SEATTLE - Washington Federal, Inc. (NASDAQ: WFSL) and United Savings and Loan Bank announced that they have completed their merger effective today. United Savings, a Washington-chartered savings and loan association, has been acquired by the Washington Federal, Inc.'s wholly owned subsidiary, Washington Federal Savings, for aggregate consideration of $65.0 million.

United Savings, with assets of $321 million as of June 30, received approval for the merger from its shareholders on August 22. Washington Federal plans to operate all existing United Savings branches with existing personnel. In addition, United Savings President & Chief Executive Officer Derek L. Chinn has been appointed to
Washington Federal's Board of Directors.

Roy Whitehead, President and Chief Executive Officer of Washington Federal said, "We welcome the customers and employees of United Savings to Washington Federal. United has long been known as a conservative, financially strong organization, and we are pleased to expand our Seattle presence through a merger with this fine organization."

As of June 30, 2003 Washington Federal Savings had $7.2 billion in assets, $4.4 billion in deposits and $1.0 billion equity.
The combined company will have 120 offices in eight western states.